Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(7)	Amount of Registration Fee(1)
Units(3)	$865,000.35	$95.32
Shares of Common Stock, par value $0.001 per share, included in the Units(4)
Series A Warrants included in the Units(8)
Series B Warrants included in the Units(9)
Series C Warrants included in the Units(10)
Shares of Common Stock underlying the Series A Warrants included in the Units(4)	$138,000.41	$15.21
Shares of Common Stock underlying the Series B Warrants included in the Units(4)	$115,000.35	$12.67
Shares of Common Stock underlying the Series C Warrants included in the Units(4)	$184,000.55	$20.28
Warrants to purchase common stock to be issued to the Underwriters(5)(6)	$-	$-
Common stock issuable upon exercise of warrants to purchase common stock to be issued to the Underwriters(5)	$5,998.56	$0.66
Total	$1,308,000.22	$144.14
Total Fees Previously Paid		72.51
Net Fees Due		$71.63

(1)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The Registrant previously registered securities on a Registration Statement on Form S-1, as amended (File No. 333-267588), which was declared effective by the Securities and Exchange Commission on October 6, 2022. In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $1,308,000.22 is hereby registered, which includes the additional shares of common stock and warrants to purchase shares of common stock issuable upon the exercise of the underwriters’ option to purchase additional shares of common stock and warrants to purchase shares of common stock to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.
(3)	Each Unit consists of: (i) one share of Common Stock; (ii) one Series A Warrant; (iii) one Series B Warrant and (iv) one Series C Warrant, each whole warrant exercisable for one share of common stock.
(4)	Includes up to an additional 15% of the number of shares of common stock that are part of the Units that the underwriters have the option to purchase to cover over-allotments, if any.
(5)	We have agreed to issue to the underwriters, upon closing of this offering, Warrants to purchase 5% of the number of shares of common stock sold in this offering. Resales of shares of common stock issuable upon exercise of the underwriters’ warrants are being similarly registered on a delayed or continuous basis. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriters’ warrants by assuming that such warrants are exercisable at a price per share equal to 120% of the price per share sold in this offering.
(6)	No fee required pursuant to Rule 457(g).
(7)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.
(8)	Series A Warrants are exercisable at a price per common share of $ 3.12.
(9)	Series B Warrants are exercisable at a price per common share of $ 2.60.
(10)	Series C Warrants are exercisable at a price per common share of $ 4.16.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act.